Exhibit 99.1

Terayon Reports First Quarter 2005 Results
Digital Video Applications Revenue Grows to a Record $13 Million for the Quarter,
Increasing for the Fourth Consecutive Quarter

Santa Clara, California – May 3, 2005 – Terayon Communication Systems, Inc. (Nasdaq: TERN), a leading provider of digital networking video applications and home access solutions, today reported financial results for the quarter ended March 31, 2005.

     Revenue for the first quarter of 2005 was $26.4 million, a 10% decrease compared to $29.4 million for the fourth quarter of 2004 and down 36% compared to $41.2 million for the first quarter of 2004.

     Digital video networking applications product line revenues were $13.0 million in the first quarter of 2005 up from $12.6 million in the fourth quarter of 2004 and $6.1 million in the first quarter of 2004. The home access product line had revenues of $11.6 million in the first quarter of 2005, compared to $13.7 million in the fourth quarter of 2004 and $23.8 million in the first quarter of 2004. The Cable Modem Termination System (CMTS) product line had revenues of $1.7 million in the first quarter of 2005, compared to $3.1 million in the fourth quarter of 2004 and $11.1 million in the first quarter of 2004.

     Net loss for the first quarter of 2005 narrowed to $2.6 million, or $0.03 per share, compared to a net loss of $7.9 million, or $0.10 per share, for the fourth quarter of 2004 and a net loss of $10.2 million, or $0.14 per share, for the first quarter of 2004.

     “We are pleased with our first quarter results and our progress in moving digital video to the center of our corporate strategy,” said Jerry Chase, Terayon Chief Executive Officer. “Our performance and momentum in digital video applications reflect the market’s growing need for real-time video stream management as companies migrate to all-digital networks. As we maintain our focus on transitioning the company, our first quarter results confirm the market acceptance and unique position of Terayon’s digital video solutions.”

First Quarter 2005 Company Highlights

     Terayon’s first quarter 2005 business highlights include:

•	Launch of the new CP7600G, enabling cable operators to remove analog distribution networks and send all of their programming only once – digitally – across their networks

•	First-to-market with insertion of local, targeted ads directly into MPEG-2 video streams carried over standards-based IP networks through enhancements to the DM 6400 Network CherryPicker™ product line, expanding Terayon’s leadership in digital advertising insertion

•	The sale of cable modem silicon intellectual property to ATI Technologies Inc. for up to $13.8 million in cash if all specified milestones are met, in alignment with the company’s strategy of focusing resources on digital video solutions

•	The launch of the new Terayon Partner Program to broaden distribution channels and accelerate evolution to all-digital video networks

     “Our first quarter actions enhanced our market leadership in digital video and enabled us to better manage the costs of our home access products,” Chase said. “CherryPicker’s enabling technologies such as ad insertion and logo overlay, improve the ability for our customers to generate advertising revenues by increasing the competitiveness of digital video as a preferred method of branding, entertaining, communicating and informing.”

Operating Expenses and Restructuring Activities

     Total operating expenses for the first quarter of 2005 were $15.7 million, consisting of $1.3 million for restructuring charges, executive severance and asset write-offs, $5.9 million for research and development, $5.7 million for sales and marketing, and $2.8 million for general and administrative expenses.

     During the first quarter, restructuring expenses were primarily related to the company’s change in estimates of subleased income related to unused facilities and CMTS personnel reductions. During the remainder of the first half of 2005, Terayon expects to record additional restructuring expenses in the range of approximately $0.5 million to $1.0 million primarily related to planned and final personnel reductions associated with the decision to cease investment in CMTS product development.

     The company’s personnel count was reduced from 255 at the beginning of the first quarter of 2005 to 175 at the end of the quarter. The decline is largely attributable to planned personnel reductions associated with the elimination of in-house proprietary chip development for the company’s cable modem products and the ceasing of investment in CMTS product development.

     As of March 31, 2005, Terayon had $99.8 in cash, cash equivalents and short-term investments, an increase from $97.7 million as of the fourth quarter of 2004.

     “Our focus and resources are clearly aligned to drive our strength—digital video networking applications—and we expect to continue to deliver top line growth that will achieve net income profits and positive cash flow,” said Mark Richman, Terayon Chief Financial Officer. “Our restructuring activities and increased focus on operational cost management in 2005 support this drive to net income.”

Business Outlook

     For the second quarter of 2005, Terayon expects to report revenues in the range of $28 million to $32 million with digital video revenues in the range of $16 million to $19 million. Net loss is expected to be in the range of $3 million to breakeven, or a loss of 4 cents to zero cents per share. Cash usage during the second quarter of 2005 is estimated to be in the range of $3 million to $6 million.

     Terayon will host a conference call today at 2 p.m. Pacific Time (5 p.m. Eastern Time) to further discuss its first quarter 2005 financial performance. A live, listen-only audio webcast of the call will be available to the public from Terayon’s website at www.terayon.com/investor. Webcast participants should allow approximately 10 minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the call. A replay of the conference call will be available via webcast at www.terayon.com/investor beginning at 4 p.m. Pacific Time today, through June 2, 2005. A telephone replay of the call may be accessed through Thursday, June 2, 2005 by dialing 888-286-8010 (U.S.) or 617-801-6888 (international) and referencing pass code 33938287.

About Terayon

     Terayon Communication Systems, Inc. (NASDAQ: TERN) provides digital video networking applications and home access solutions that enable the delivery of advanced digital video, voice and data services. Service providers worldwide have deployed more than 5,000 of Terayon’s digital video systems to brand their programming, insert millions of digital ads, offer HDTV and other digital video services. More than five million Terayon cable modems and other home access solutions have been deployed by cable operators globally to provide broadband Internet access and VoIP telephony. Terayon maintains its headquarters in Santa Clara, California; has sales and support offices worldwide and is on the web at www.terayon.com.

Investor Contact:	Press Contact:
Eileen Morcos	Rebecca West
Investor Relations	Atomic PR
(408) 235-5544	(415)402-0230
eileen.morcos@terayon.com	rebecca@atomicpr.com

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“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995:

Except for the historical information contained herein, this news release contains forward-looking statements, estimates, and assumptions by Terayon that involve risks and uncertainties, including Terayon’s guidance on second quarter 2005 revenues, net income, net income (loss) per share, cash usage, estimated restructuring charge and estimated operating cost savings. Additional forward-looking statements include statements about our ability to achieve profitability and positive cash flow based on our focus and resources on digital video networking applications, as well as our restructuring activities and operational cost management. Also, forward-looking statements include our belief that there is a growing need for real-time video streaming management by cable operators and that our first quarter results confirm the market acceptance and unique position of our digital video solutions. These forward-looking statements are based on current expectations and Terayon assumes no obligation to update this information. In addition, the events described in these forward-looking statements may not actually arise. Terayon’s actual results could differ materially from those described in this press release as a result of various factors, risks and uncertainties, including Terayon’s ability to develop and bring to market new products, especially digital video products; the acceptance of Terayon’s new products, especially digital video products, in the market; Terayon’s ability to gain new business; the continued momentum towards all digital networks; the expansion of operations by Terayon’s customers; the deployment of Terayon’s products in specific markets; the continued revenue growth; the product mix that Terayon sells each quarter which may affect gross margins; the success of Terayon’s restructuring activities to align its operating costs with revenue; and Terayon’s ability to lower and align its operating expenses with market conditions; as well as the other risks detailed from time to time in Terayon’s filings with the Securities and Exchange Commission.

Note: Terayon and the Terayon logo are registered trademarks of Terayon Communication Systems, Inc. All other trademarks are property of their respective owners.

Terayon Communication Systems, Inc.
Unaudited Condensed Consolidated Statement of Operations
(In thousands, except per share amounts)

		Three months ending
	March 31,	December 31,	March 31,
	2005	2004	2004
Revenues	$26,363	$29,387	$41,168
Cost of revenues	13,043	19,558	28,771

Gross profit	13,320	9,829	12,397

Operating expense:
Research and development	5,944	7,279	9,467
Sales and marketing	5,673	5,292	7,221
General and administrative	2,795	2,835	2,436
Restructuring charges (net), executive severance and asset write-offs	1,282	2,750	3,367

Total operating expenses	15,694	18,156	22,491

Loss from operations	(2,374)	(8,327)	(10,094)

Interest income	568	545	452
Interest expense	(814)	(838)	(819)
Other income	66	412	280

Loss before income tax expense	(2,554)	(8,208)	(10,181)
Income tax (expense) benefit	(50)	305	(66)

Net loss	$(2,604)	$(7,903)	$(10,247)

Net loss per share, basic and diluted	$(0.03)	$(0.10)	$(0.14)

Shares used in per share calculation, basic and diluted	76,738	76,213	75,516

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Terayon Communication Systems, Inc.
Unaudited Condensed Consolidated Balance Sheet
(In thousands)

	March 31,	December 31,	March 31,
	2005	2004	2004
ASSETS
Current assets:
Cash and cash equivalents	$30,637	$43,218	$76,060
Short-term investments	69,180	54,517	47,151
Accounts receivable, net	19,736	19,660	29,041
Other receivables, net	1,242	1,044	2,351
Inventory, net	18,611	17,144	19,267
Prepaid expenses and other assets	1,634	2,042	2,272

Total current assets	141,040	137,625	176,142

Property and equipment, net	4,840	5,760	10,821
Restricted cash and other assets, net	9,527	10,349	11,609

Total assets	$155,407	$153,734	$198,572

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Account payable	$8,278	$7,845	$21,362
Accrued payroll and other liabilities	23,852	20,726	26,832

Total current liabilities	32,130	28,571	48,194

Non-current liabilities	68,578	68,822	68,553
Stockholders’ equity	54,699	56,341	81,825

Total liabilities and stockholders’ equity	$155,407	$153,734	$198,572

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